Century Communities Reports Second Quarter 2019 Results

-  Home Deliveries Grew 42% to 1,967 Homes  -

- Net New Homes Contracts Increased 41% to a Record 2,182 Homes  -

- Home Sales Revenues Increased 17% to $608.6 Million  -

- Issued $500 million 8 year 6.75% senior unsecured notes -

-  Increased 2019 Outlook for Revenue and Deliveries -

Greenwood Village, Colorado (July 30, 2019) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its second quarter ended June  30, 2019.

Second Quarter 2019 Highlights

•	Adjusted net income of $23.6 million, or $0.77 per diluted share and net income of $15.5 million, or $0.51 per diluted share
•	Home sales revenues increased 17% to a second quarter record $608.6 million
•	Selling, general & administrative expense (“SG&A”) as a percent of home sales revenues of 12.4%
•	Home deliveries grew 42% to a second quarter record 1,967 homes
•	Net new home contracts increased 41% to a record 2,182 homes
•	Homes in backlog of 2,591 with a value of $784.2 million
•	Completed an offering of $500 million of 6.75% Senior Unsecured Notes due 2027 and extinguished $385 million of 6.875% Senior Unsecured Notes due 2022
•	Stockholders’ equity grew 12% to a record $897 million

Dale Francescon, Co-Chief Executive Officer, stated, “As the second quarter progressed, we experienced meaningful improvement in new contracts as lower interest rates and better affordability,  a trend which has continued into July, bolstered buyer activity across nearly all markets within our national platform. We  remain committed to driving further efficiencies throughout our operations and continuing to invest in attractive land opportunities to deepen our presence in existing markets. Our solid performance year-to-date combined with housing market momentum leaves us well situated to achieve our 2019 growth objectives.”

Rob Francescon, Co-Chief Executive Officer, said, “We are encouraged by the recent uptick in buyer traffic which resulted in a record 2,182 net new home contracts.  During the quarter we opened new communities with appealing designs and amenities across all of our regions with a continued emphasis on the entry level price points. In our asset-light, Wade Jurney Homes business we experienced strong momentum during the quarter and expanded operations into Iowa and Michigan which represent the 16th and 17th states in our diversified footprint. With our strong balance sheet, attractive land positions and Wade Jurney Homes integration progressing as planned, we are pleased with the position of our Company.”

Second Quarter 2019 Results

Home sales revenues for the second quarter 2019 increased 17% to a second quarter record $608.6 million, compared to $522.2 million for the prior year quarter. The growth in home sales revenues was primarily attributable to a 42% increase in home deliveries to a second quarter record 1,967 homes compared to 1,384 homes for the prior year quarter. Average sales price of home deliveries for the second quarter 2019 was $309,400, compared to $377,300 in the prior year quarter, consistent with the Company’s expansion of its offering of lower priced homes.

Net new home contracts in the second quarter 2019 increased 41% to a record 2,182 homes, compared to 1,543 homes in the prior year quarter. At the end of the second quarter 2019, the Company had 2,591 homes in backlog, with a value of $784.2 million.

Adjusted net income for the first quarter was $23.6 million, or $0.77 per diluted share, as compared to $36.5 million, or $1.21 per diluted share, for the prior year quarter. Adjusted net income excludes the impact of one-time items associated with a  debt refinancing and homebuilder acquisitions. Net income for the second quarter 2019 was $15.5 million, or $0.51 per diluted share as compared to $33.2 million or $1.10 per diluted share for the prior year quarter. The year over year difference in net income was primarily attributable to one-time non-operational items: a loss on debt extinguishment in the current period and a gain on the acquisition of Wade Jurney Homes in the prior year period.

Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting, was 19.6% in the second quarter 2019, as compared to 22.3% in the prior year quarter, which benefitted from a  particularly favorable product mix. Homebuilding gross margin percentage in the second quarter 2019 was 17.2%, as compared to 18.2% in the prior year quarter, largely attributable to product mix and higher incentives, primarily on homes sold in the prior two quarters when incentives were at their highest.  SG&A as a percent of home sales revenues was 12.4%, compared to 12.2% in the prior year quarter, due to relocation and integration costs related to Wade Jurney Homes and certain litigation settlements.

Financial services generated pre-tax income of $2.2 million in the second quarter 2019 as compared to $2.6 million in the prior year quarter due to reduced gains on sales of loans as a result of a declining interest rate environment.

Balance Sheet and Liquidity

During the second quarter of 2019, the Company completed an offering of $500 million in aggregate principal of 6.750% Senior Notes due 2027.  In connection with this offering, the $385 million 6.875% Senior Notes due 2022 were extinguished and incurred approximately $10.8 million as a result of the associated call premium, tender costs and write-off of unamortized issuance costs.

As of June 30, 2019, the Company had total assets of $2.4 billion, including cash of $57.5 million and inventories of $2.0 billion. Liabilities totaled $1.5 billion, which included $1.1 billion of long-term debt. As of June 30, 2019, the Company had a record $897 million of stockholders’ equity, a 12% increase over the prior year quarter, and $428 million of capacity under its credit facility.

Full Year 2019 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “Given our year-to-date over performance and continued confidence in our strategy, we are increasing our full year outlook for home deliveries to be in the range of 7,500 to 8,000 homes and our home sales revenues to be in the range of $2.3 billion to $2.5 billion.”

Conference Call

The Company will host a webcast and conference call on Tuesday,  July 30, 2019 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s second quarter 2019 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through August 30, 2019, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13692465. A replay of the webcast will be available on the Company’s website through August 30, 2019.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder. Century is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based Company sells its Century Communities and Wade Jurney Homes in 17 states across the U.S. and offers title, insurance and lending services in select markets through its Parkway Title, IHL Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital.  These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.  Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the company’s operating and financial guidance for 2019.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Home sales revenues	$608,636	$522,164	$1,131,938	$916,995
Land sales and other revenues	1,399	1,714	2,754	3,174
	610,035	523,878	1,134,692	920,169
Financial services revenue	9,915	8,014	18,315	13,571
Total revenues	619,950	531,892	1,153,007	933,740
Homebuilding Cost of Revenues
Cost of home sales revenues	(503,928)	(427,197)	(937,685)	(746,780)
Cost of land sales and other revenues	(877)	(1,040)	(1,491)	(1,917)
	(504,805)	(428,237)	(939,176)	(748,697)
Financial services costs	(7,747)	(5,385)	(14,576)	(9,781)
Selling, general, and administrative	(75,217)	(63,634)	(144,153)	(120,156)
Loss on debt extinguishment	(10,832)	—	(10,832)	—
Acquisition expense	—	(165)	—	(338)
Equity in income of unconsolidated subsidiaries	—	11,681	—	14,849
Other income (expense)	(519)	350	(443)	(8)
Income before income tax expense	20,830	46,502	43,827	69,609
Income tax expense	(5,335)	(13,309)	(11,215)	(16,397)
Net income	$15,495	$33,193	$32,612	$53,212

Earnings per share:
Basic	$0.51	$1.11	$1.08	$1.79
Diluted	$0.51	$1.10	$1.07	$1.77
Weighted average common shares outstanding:
Basic	30,341,628	29,901,791	30,272,818	29,709,728
Diluted	30,568,848	30,170,689	30,506,945	30,003,276

Century Communities, Inc.

Condensed Consolidated Balance Sheets

 (in thousands, except share amounts)

	June 30,	December 31,
	2019	2018
Assets	(unaudited)
Cash and cash equivalents	$31,704	$32,902
Cash held in escrow	25,838	24,344
Accounts receivable	15,999	13,464
Inventories	2,009,769	1,848,243
Mortgage loans held for sale	122,085	114,074
Prepaid expenses and other assets	123,343	138,717
Property and equipment, net	33,469	33,258
Deferred tax assets, net	13,335	13,763
Amortizable intangible assets, net	4,436	5,095
Goodwill	30,395	30,395
Total assets	$2,410,373	$2,254,255
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$97,043	$89,907
Accrued expenses and other liabilities	212,750	213,157
Notes payable	890,606	784,777
Revolving line of credit	212,000	202,500
Mortgage repurchase facilities	100,745	104,555
Total liabilities	1,513,144	1,394,896
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 30,438,505 and 30,154,791 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	304	302
Additional paid-in capital	600,293	595,037
Retained earnings	296,632	264,020
Total stockholders' equity	897,229	859,359
Total liabilities and stockholders' equity	$2,410,373	$2,254,255

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended
	June 30,
	2019	2018	% Change
West	329	186	76.9%
Mountain	417	460	(9.3)%
Texas	244	194	25.8%
Southeast	411	559	(26.5)%
Wade Jurney Homes	781	144	NM
Total	2,182	1,543	41.4%

	Six Months Ended
	June 30,
	2019	2018	% Change
West	532	402	32.3%
Mountain	871	1,005	(13.3)%
Texas	473	343	37.9%
Southeast	756	1,027	(26.4)%
Wade Jurney Homes	1,408	144	NM
Total	4,040	2,921	38.3%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three Months Ended June 30,
	2019		2018		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	255	$529.9	213	$606.8	19.7%	(12.7)%
Mountain	411	433.9	421	425.4	(2.4)%	2.0%
Texas	213	288.7	206	307.7	3.4%	(6.2)%
Southeast	360	346.2	379	330.3	(5.0)%	4.8%
Wade Jurney Homes	728	149.8	165	153.0	NM	(2.1)%
Total / Weighted Average	1,967	$309.4	1,384	$377.3	42.1%	(18.0)%

	Six Months Ended June 30,
	2019		2018		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	455	$543.3	413	$600.9	10.2%	(9.6)%
Mountain	778	$433.1	764	$423.2	1.8%	2.3%
Texas	379	$295.3	314	$322.2	20.7%	(8.3)%
Southeast	695	$341.3	669	$327.4	3.9%	4.2%
Wade Jurney Homes	1,323	$150.1	165	$153.0	NM	(1.9)%
Total / Weighted Average	3,630	$311.8	2,325	$394.4	56.1%	(20.9)%

NM – Not meaningful

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

Selling communities at period end	As of June 30,		Increase/(Decrease)
	2019	2018	Amount	% Change

West	20	12	8	66.7%
Mountain	42	31	11	35.5%
Texas	21	24	(3)	(12.5)%
Southeast	42	53	(11)	(20.8)%
Wade Jurney Homes	N/A	N/A	N/A	N/A
Total	125	120	5	4.2%

N/A – Not applicable

Backlog

(dollars in thousands)

	As of June 30,
	2019			2018			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	295	$146,071	$495.2	259	$150,619	$581.5	13.9%	(3.0)%	(14.8)%
Mountain	494	214,673	$434.6	696	307,825	$442.1	(29.1)%	(30.3)%	(1.7)%
Texas	275	83,172	$302.4	244	88,458	$362.5	12.7%	(6.0)%	(16.6)%
Southeast	531	187,306	$352.7	738	242,378	$328.4	(28.0)%	(22.7)%	7.4%
Wade Jurney Homes	996	152,930	$153.5	1,262	197,973	$156.9	(21.1)%	(22.8)%	(2.2)%
Total / Weighted Average	2,591	$784,152	$302.6	3,199	$987,253	$308.6	(19.0)%	(20.6)%	(1.9)%

Lot Inventory

	As of June 30,
	2019			2018			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,310	1,846	5,156	3,790	2,420	6,210	(12.7)%	(23.7)%	(17.0)%
Mountain	5,011	5,559	10,570	5,399	4,851	10,250	(7.2)%	14.6%	3.1%
Texas	3,829	1,384	5,213	2,560	3,201	5,761	49.6%	(56.8)%	(9.5)%
Southeast	4,730	2,566	7,296	5,135	4,460	9,595	(7.9)%	(42.5)%	(24.0)%
Wade Jurney Homes	3,325	5,633	8,958	2,472	4,356	6,828	34.5%	29.3%	31.2%
Total	20,205	16,988	37,193	19,356	19,288	38,644	4.4%	(11.9)%	(3.8)%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) is a non-GAAP financial measure that we believe is useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. Adjusted Diluted EPS is calculated by excluding loss from debt extinguishment, the effect of acquisition costs and purchase price accounting for acquired work in process and gain on previously held interest in WJH, LLC from the calculation of reported EPS.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Numerator
Net income	$15,495	$33,193	$32,612	$53,212
Less: Undistributed earnings allocated to participating securities	—	(3)	—	(67)
Net income allocable to common stockholders	$15,495	$33,190	$32,612	$53,145
Denominator
Weighted average common shares outstanding - basic	30,341,628	29,901,791	30,272,818	29,709,728
Dilutive effect of restricted stock units	227,220	268,898	234,127	293,548
Weighted average common shares outstanding - diluted	30,568,848	30,170,689	30,506,945	30,003,276
Earnings per share:
Basic	$0.51	$1.11	$1.08	$1.79
Diluted	$0.51	$1.10	$1.07	$1.77

Adjusted Earnings per share
Numerator
Income before income tax expense	$20,830	$46,502	$43,827	$69,609
Loss on debt extinguishment	10,832	—	10,832	—
Purchase price accounting for acquired work in process inventory	—	9,163	1,724	16,433
Gain on previously held interest in WJH	—	(7,219)	—	(7,219)
Acquisition expense	—	165	—	338
Adjusted income before income tax expense	31,662	48,611	56,383	79,161
Adjusted income tax expense(1)	(8,102)	(12,152)	(14,428)	(19,790)
Adjusted net income	23,560	36,459	41,955	59,370
Less: Adjusted undistributed earnings allocated to participating securities	—	(3)	—	(74)
Adjusted net income allocable to common stockholders	$23,560	$36,456	$41,955	$59,296

Denominator - Diluted	30,568,848	30,170,689	30,506,945	30,003,276

Adjusted diluted earnings per share	$0.77	$1.21	$1.38	$1.98

(1)

The tax rate used in calculating adjusted net income for the three and six months ended June 30, 2019 was our GAAP tax rate of 25.6%. For the three and six months ended June 30, 2018 the tax rate utilized was 25.0% which is reflective of the Company’s GAAP tax rate for the applicable period adjusted for certain discrete items.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended June 30,

	2019	%	2018	%

Home sales revenues	$608,636	100.0%	$522,164	100.0%
Cost of home sales revenues	(503,928)	(82.8)%	(427,197)	(81.8)%
Gross margin from home sales	104,708	17.2%	94,967	18.2%
Add: Interest in cost of home sales revenues	14,655	2.4%	12,284	2.4%
Adjusted homebuilding gross margin excluding interest	119,363	19.6%	107,251	20.5%
Add: Purchase price accounting for acquired work in process inventory	—	—%	9,163	1.8%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$119,363	19.6%	$116,414	22.3%

	Six Months Ended June 30,

	2019	%	2018	%

Home sales revenues	$1,131,938	100.0%	$916,995	100.0%
Cost of home sales revenues	(937,685)	(82.8)%	(746,780)	(81.4)%
Gross margin from home sales	194,253	17.2%	170,215	18.6%
Add: Interest in cost of home sales revenues	27,241	2.4%	21,243	2.3%
Adjusted homebuilding gross margin excluding interest	221,494	19.6%	191,458	20.9%
Add: Purchase price accounting for acquired work in process inventory	1,724	0.2%	16,433	1.8%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$223,218	19.7%	$207,891	22.7%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, (v) loss on debt extinguishment; and (vi) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
Net income	$15,495	$33,193	(53.3)%	$32,612	$53,212	(38.7)%
Income tax expense	5,335	13,309	(59.9)%	11,215	16,397	(31.6)%
Interest in cost of home sales revenues	14,655	12,284	19.3%	27,241	21,243	28.2%
Interest expense (income)	—	—	N/M	15	1	N/M
Depreciation and amortization expense	3,122	2,786	12.1%	6,196	5,512	12.4%
EBITDA	38,607	61,572	(37.3)%	77,279	96,365	(19.8)%
Loss on debt extinguishment	10,832	—	N/M	10,832	—	N/M
Purchase price accounting for acquired work in process inventory	—	9,163	(100.0)%	1,724	16,433	(89.5)%
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	—	30	N/M	—	60	N/M
Acquisition expense	—	165	N/M	—	338	N/M
Adjusted EBITDA	$49,439	$70,930	(30.3)%	$89,835	$113,196	(20.6)%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	June 30,	December 31,
	2019	2018
Total homebuilding debt	$1,102,606	$987,277
Total stockholders' equity	897,229	859,359
Total capital	$1,999,835	$1,846,636
Debt to capital	55.1%	53.5%

Total homebuilding debt	$1,102,606	$987,277
Cash and cash equivalents	(31,704)	(32,902)
Cash held in escrow	(25,838)	(24,344)
Net homebuilding debt	1,045,064	930,031
Total stockholders' equity	897,229	859,359
Net capital	$1,942,293	$1,789,390

Net homebuilding debt to net capital	53.8%	52.0%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com